NEWS RELEASE         For immediate release
CALIFORNIA RESOURCES CORPORATION ANNOUNCES OVERSUBSCRIPTION OF ITS TENDER OFFER FOR OUTSTANDING NOTES AND EXPECTED DEBT REDUCTION OF APPROXIMATELY $625 MILLION
LOS ANGELES, AUGUST 15, 2016: California Resources Corporation (NYSE: CRC), today announced that its tender offer was oversubscribed as of the Early Participation Time on August 12, 2016. Because the tender offer was oversubscribed, CRC will accept unsecured notes tendered prior to the Early Participation Time based on the Acceptance Priority Levels as provided in the Offer to Purchase (as defined below) and will not accept any notes tendered after the Early Participation Time. Due to the Acceptance Priority Levels, unsecured notes in Priority Level 2 will be accepted pro rata and secured notes in Priority Level 3 will not be accepted for purchase.
Todd Stevens, President and CEO, noted, “This successful cash tender for our bonds allows us to take another material step towards our deleveraging goals by reducing our outstanding debt by approximately $625 million, net. With this transaction, we will have reduced our overall debt levels by more than $1.3 billion from our post spin peak. As market conditions warrant, we will continue to pursue additional deleveraging opportunities.”
Subject to the conditions set forth in the Offer to Purchase, holders who validly tendered notes at or prior to the Early Participation Time that were accepted for purchase will receive the “Full Consideration” set forth below, which includes the “Early Participation Premium” of $50. In addition to the Full Consideration, CRC will pay in cash accrued and unpaid interest on notes accepted from the applicable last interest payment date to, but excluding, the date of early settlement.

Title of Security	CUSIP Number/ISIN	Principal Amount Outstanding Prior to the Tender Offers	Principal Amount Tendered prior to Early Participation Time	Principal Amount Accepted	Pro-ration Factor	Acceptance Priority Level	Full Consideration (per $1,000 Principal Amount of Outstanding Notes)
5% Notes due 2020	13057QAB3/ US13057QAB32	$391,975,000	$197,288,000	$197,288,000	100%	1	$560
5½% Notes due 2022	13057QAD9/ US13057QAD97	$754,757,000	$677,160,000	$605,415,000	89.4%	2	$540
6% Notes due 2024	13057QAF4/ US13057QAF46 13057QAE7/ US13057QAE70 U1303AAC0/ USU1303AAC00	$824,923,000	$685,604,000	$612,930,000	89.4%	2	$510
8% Notes due 2022	13057QAG2/ US13057QAG29 U1303AAD8/ USU1303AAD82	$2,250,000,000	$1,190,509,000	$0	0.0%	3	$675

Pursuant to the early settlement procedures set forth in the Offer to Purchase, CRC intends to settle the tender offer in full on or about Wednesday, August 17, 2016. Holders of CRC’s notes who have tendered their notes prior to the Early Participation Time can no longer validly withdraw those notes from the tender offer, except to the extent required by law. The terms and conditions of the tender offer are set forth in the Offer to Purchase, dated August 1, 2016 (the “Offer to Purchase”), the related letter of transmittal, and the press releases issued by CRC on August 1, 2016 and August 8, 2016.
Goldman, Sachs & Co. acted as lead Dealer Manager for the tender offer. Perella Weinberg Partners L.P. served as financial advisor to CRC.
About California Resources Corporation
California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Contacts:

Scott Espenshade (Investor Relations)
818 661-6010
Scott.Espenshade@crc.com

Margita Thompson (Media)
818 661-6005
Margita.Thompson@crc.com

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